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Exhibit (12)

Compass Bancshares, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
Three Months Ended March 31, 1997 and 1996

                                                  Three Months Ended
                                                       March 31
                                              -------------------------
                                                1997            1996
                                              ----------     ----------
                                                    (in Thousands)
Pretax income                                 $  56,647       $  59,921
Add fixed charges:
  Interest on deposits                           83,662          79,468
  Interest on borrowings                         25,064          22,460
  Portion of rental expense
   representing interest expense                  1,098             966
                                              ----------      ----------
      Total fixed charges                       109,824         102,894
                                              ----------      ----------
    Income before fixed charges               $ 166,471       $ 162,815
                                              ==========      ==========

Pretax income                                 $  56,647       $  59,921
Add fixed charges (excluding
 interest on deposits):
  Interest on borrowings                         25,064          22,460
  Portion of rental expense
   representing interest expense                  1,098             966
                                              ----------      ----------
      Total fixed charges                        26,162          23,426
                                              ----------      ----------
    Income before fixed charges
     (excluding interest on deposits)         $  82,809       $  83,347
                                              ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES:
  Including interest on deposits                  1.52x           1.58x
  Excluding interest on deposits                  3.17x           3.56x

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